SAFEWAY 401(k) PLAN & TRUST

Financial Statements as of and for the
Years Ended December 31, 2001 and 2000,
Supplemental Schedule as of December 31,
2001 and Independent Auditors’ Report

SAFEWAY 401(k) PLAN & TRUST

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-6

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2001 -

Form 5500, Schedule H, Part IV, Line 4i — Supplemental Schedule of Assets Held for Investment Purposes	7

(DELOITTE & TOUCHE LETTERHEAD)

INDEPENDENT AUDITORS’ REPORT

Safeway Benefit Plans Committee
and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Plan & Trust (the “Plan”) as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/  Deloitte & Touche LLP
San Francisco, California
June 26, 2002

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2001 AND 2000 (In thousands)

	2001	2000

ASSETS:
Investments at fair value:
Investment funds	$294,467	$252,229
Safeway common stock	337,898	482,951
Short-term investment funds	42,910	65,952
Participant loans	27,081	22,636

Total	702,356	823,768
Investments at contract value —
guaranteed investment contracts	239,348	204,452

Total investments	941,704	1,028,220

Due from broker for securities sold	2,549	13,455
Contributions receivable	—	1,595

Total receivables	2,549	15,050

Total assets	944,253	1,043,270

LIABILITIES —
Due to broker for securities purchased	990	4,774

NET ASSETS AVAILABLE FOR BENEFITS	$943,263	$1,038,496

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2001 AND 2000 (In thousands)

	2001	2000

ADDITIONS TO NET ASSETS AVAILABLE FOR BENEFITS:
Investment (loss) income:
Net (depreciation) appreciation in fair value of investments	$(196,710)	$234,097
Interest and dividends	22,314	16,545

Total investment (loss) income	(174,396)	250,642
Participant contributions	87,777	81,498

Total (deductions) additions	(86,619)	332,140

DEDUCTIONS FROM NET ASSETS AVAILABLE FOR BENEFITS:
Benefits paid to participants	77,766	113,450
Management and custodial fees	1,370	651

Total deductions	79,136	114,101

TRANSFER OF NET ASSETS FROM MERGED PLANS (Note 1)	70,522	35,116

NET (DECREASE) INCREASE	(95,233)	253,155
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,038,496	785,341

End of year	$943,263	$1,038,496

See notes to financial statements.

SAFEWAY 401(k) PLAN & TRUST

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000

1.	DESCRIPTION OF THE PLAN

The following description of Safeway 401(k) Plan & Trust (the “Plan”), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2001.

General - The Plan is a defined contribution plan which generally covers all employees of Safeway Inc. (the “Company”) who have completed one month of service and are age 21 or older. The Plan is subject to the provisions to the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions - Employees may elect to contribute between 1% to 18% (25% effective April 1, 2001) of their eligible pay, up to a maximum contribution of $10,500 for the years ended December 31, 2001 and 2000. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 591/2 are taxed as ordinary income and are subject to withholding. Employer contributions are not permitted. During 2001, the Company merged the net assets of the Dominicks Finer Food, Inc. 401(k) Retirement Plan for Nonunion Employees, in the amount of $70,522,000. During 2000, the Company allowed the employees of Carr-Gottstein Foods Co. and subsidiaries, a recently acquired subsidiary, to participate in the Plan. Contributions for 2000 include $35,116,000 of rollover contributions from some employees.

Trustee - The trustee of the Plan was Merrill Lynch Trust Company until March 31, 2001. Effective April 1, 2001, the trustee was changed to Wells Fargo Bank, N.A. The recordkeeper is Merrill Lynch Howard Johnson & Company.

Investment Options - Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting - Participants are fully vested in their account at all times.

Participant Accounts - Each participant’s account is credited with the participant’s contribution and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested accounts.

Participant Loans - Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 5 years (4 years effective April 1, 2001), except loans used to purchase a primary residence may have terms up to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At

December 31, 2001 and 2000, respectively, there were 5,817 and 4,703 loans outstanding with interest rates ranging from 5.75% to 10.50%.

Payment of Benefits - Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 701/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (to the extent invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s life expectancy if such balance exceeds $5,000. If a participant’s balance is less than $5,000, the participant must receive an immediate lump sum distribution.

Plan Termination - Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared using the accrual method of accounting.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair values of the Plan’s other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

The estimated fair value of guaranteed investment contracts presented in Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Income Taxes - The Internal Revenue Service issued a Determination Letter dated April 3, 1995 stating that the Plan and related trust, as then designed, satisfied the requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the administrator and the tax counsel for the Plan believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provisions for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair value of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2001 and 2000 was as follows (in thousands):

	2001	2000

Safeway Common Stock	$337,898	$482,951
Merrill Lynch S&P 500 Index Fund	177,716	—
S&P 500 Stock Fund	—	143,507
Asset Allocation Fund	—	57,250
Guaranteed Investment Contract — CDC-IXIS WR-1027-01	56,986	53,512
Guaranteed Investment Contract — State Street Bank #97044	51,545	—

During the years ended December 31, 2001 and 2000, net (depreciation) appreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2001	2000

Investment funds	$(34,318)	$(34,861)
Common stock	(162,392)	268,958

Total	$(196,710)	$234,097

4.	GUARANTEED INVESTMENT CONTRACTS

The Plan maintains guaranteed investment contracts with insurance companies. The insurance companies were selected based on fiscal safety and soundness, insurance rating and rate return. The Plan is not aware of any event or occurrence that would impair the value of these investments. At December 31, 2001 and 2000, there were no valuation reserves.

The guaranteed investment contracts are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $239,349,000 and $204,451,000 at December 31, 2001 and 2000. The fair values of guaranteed investment contracts are estimated by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities. The estimated fair value at December 31, 2001 and 2000 were $287,807,678 and $269,937,562, respectively.

The average yield on guaranteed investment contracts for the years ended December 31, 2001 and 2000 was 6.37% and 7.07%. The average crediting interest rate was 6.49% and 6.79% at December 31, 2001 and 2000.

5.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

******

SAFEWAY 401(k) PLAN & TRUST

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES DECEMBER 31, 2001 (In thousands)

	Asset Name	Current
	and Description	Value

	Guaranteed Investment Contracts:
	Allstate GA-6268, 7.80%	$5,664
	CDC-IXIS WR-1027-01, 6.35%	56,986
	Canada Life 46099, 6.02%	10,300
	John Hancock #14921, 7.86%	11,939
	John Hancock #15092, 7.00%	11,493
	John Hancock #4894, 9.30%	6,127
	Monumental ADA #00660FR, 7.45%	11,296
	Monumental MDA #00389TR, 6.35%	31,790
	New York Life GA-31140, 7.42%	3,334
	Pacific Life G-26682.01, 5.44%	10,020
	State Street Bank #97044, 6.35%	51,545
	Principle Life 4-20469-2, 6.40%	15,957
	Travelers GR-17783, 7.00%	12,898

	Short Term Investment Funds:
	SEI Stable Asset Fund, #190-783, 5.88% SEI SAF	39,639
	Wells Fargo ETST, 2.00% STIF Wells Fargo EBT	3,270

*	Safeway Common Stock (8,093,372 shares)	337,898

	Merrill Lynch S&P 500 Index Fund Class A (12,621,883 units)	177,716
	TCW Galileo Small Cap Growth Fund (1,076,240 units)	20,212
	PIMCO Total Return Fund Class A (4,424,488 units)	46,280
	Alliance Premier Growth Fund Class A (1,219,940 units)	24,789
	State Street Research Aurora Fund (476,839 units)	15,426
	Alliance Growth and Income Fund Class A (1,526,918 units)	5,482
	ING Pilgrim International Value Fund (354,774 units)	4,562
	Safeway 401(k) Pooled Loan (5,817 loans, interest rates ranging from 5.75% to 10.50%)	27,081

	TOTAL	$941,704

* Represents a party-in-interest transaction.